Exhibit 99.1

Media Contact:
Bob Brand
972-281-5335
bob.brand@kcc.com

Kimberly-Clark Elects Michael D. White to its Board of Directors

DALLAS, TX (June 22, 2015) - Kimberly-Clark (NYSE:KMB) today announced that Michael D. White, chairman, president and CEO for DIRECTV, was elected to its board of directors, effective September 1, 2015.

Mr. White, 63, joined DIRECTV as president and CEO in 2009 and added the responsibility of chairman in 2010. Prior to joining DIRECTV, White spent 19 years at PepsiCo, Inc. in a variety of senior leadership roles, including senior vice president and chief financial officer, and vice chairman, chairman and CEO for PepsiCo International. Before that, Mr. White served in senior leadership roles at Avon Products in addition to consulting roles at Bain & Company and Arthur Andersen & Company.

“Mike is a proven leader with a track record of delivering results for large, global enterprises,” said Thomas J. Falk, chairman and CEO of Kimberly-Clark. “His strong financial and operational background coupled with his digital industry experience at DIRECTV will greatly benefit Kimberly-Clark.”

Mr. White earned his BA degree from Boston College and a MA degree in International Relations from Johns Hopkins University.

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world’s population trust K-C’s brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the Company’s 143-year history of innovation, visit www.kimberly-clark.com or follow us on Facebook or Twitter.

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